Pricing Supplement No. 24 dated March 17, 2004 (to Prospectus dated August 6, 2003 and Prospectus Supplement dated August 6, 2003)	Filed under Rule 424(b)(3) File No. 333-107132

SLM Corporation
Medium Term Notes, Series A
Due 9 Months or Longer From the Date of Issue

Principal Amount:	$110,000,000	Floating Rate Notes:	☐	Fixed Rate Notes:	☒

Original Issue Date:	March 31, 2004	Closing Date: March 31, 2004		CUSIP Number:	78442F CD8

Maturity Date:	April 24, 2019	Option to Extend Maturity:	☒ No	Specified Currency:	U.S. Dollars
		If Yes, Final Maturity Date:	☐ Yes

Redeemable in whole or in part at the option of the Company:	☐ No	Redemption Price:	100% of the principal amount of the Notes plus accrued and unpaid interest up to but excluding the date fixed for redemption.

	☒ Yes	Redemption Dates:	April 24, 2009 and each April 24th and October 24th thereafter during the term of the Notes upon at least 15 days but not more than 90 days written notice to holders of the Notes.

Repayment at the option of the Holder:	☒ No	Repayment Price:	Not Applicable.

	☐ Yes	Repayment Dates:	Not Applicable.

Applicable to Fixed Rate Notes Only:

Interest Rate: 5.19%	Interest Payment Date(s):	Each April 24th and October 24th during the term of the Notes unless earlier redeemed, beginning April 24, 2004, subject to adjustment in accordance with the following business day convention.

Interest Accrual Method: 30/360	Interest Periods:	From and incluidng the Closing Date or the previous April 24th or October 24th, as the case may be, to and including the next succeeding April 23rd or October 23rd, as the case may be, unless earlier redeemed, with no adjustment to period end dated for accrual purposes.

JPMorgan

March 17, 2004

Form:	Book-entry.
Denominations:	$10,000 minimum and integral multiples of $1,000 in excess thereof.
Trustee:	JPMorgan Chase Bank, formerly known as The Chase Manhattan Bank.
Agent:	J.P. Morgan Securities Inc. is acting as the underwriter in connection with this issuance.
Issue Price:	100.00%.
Agent's Commission:	0.40%.
Net Proceeds to Issuer:	99.60%.
Net Proceeds:	$109,560,000.
Concession:	0.00%.
Reallowance:	0.00%.
CUSIP Number:	78442F CD8.
ISIN Number:	US78442FCD87.

The underwriter has arranted a swap in connection with the Notes and may have received compensation for arranging the swap transaction.

Obligations of SLM Corporation and any subsidiary of SLM Corporation are not guaranteed by the full faith and credit of the United States of America. Neither SLM Corporation nor any
subsidiary of SLM Corporation (other than Student Loan Marketing Association) is a government-sponsored enterprise or an instrumentality of the United States of America.

MTN 0069